Exhibit 5

                             	August 27, 1997


Board of Directors
BAB Holdings, Inc.
8501 W. Higgins Road, Suite 320
Chicago, IL 60631

Re: Registration Statement on Form SB-2
    Relating to the Sale of Shares by Certain Selling Shareholders Our File No. 54388.7

Gentlemen:

     This opinion is given in connection with the filing by BAB Holdings, Inc. (the "Registrant") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form SB-2 (the "Registration Statement"), with respect to certain shares of the Registrant's Common Stock, no par value, as described in the Registration Statement, that are currently outstanding or may be issued upon exercise of warrants or options or upon the conversion of outstanding Preferred Stock (the "Shares"). The Registration Statement is filed pursuant to Rule 462 of Regulation C and incorporates by reference the Company's registration statement on Form SB-2, Commission File No. 333-29465, declared effective August 6, 1997. The Registration Statement serves to increase the number of shares which may be offered pursuant by Selling Shareholders named in the Registration Statement and in Registration Statement No. 333-29465.

     We have acted as counsel for the Registrant in connection with the filing of the Registration Statement. In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of all corporate instruments and have made such inquiries of officers and representatives of the Registrant as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original of documents submitted to us as certified or photostatic copies. As to questions of fact material to such opinion that we have not independently established, we have relied upon representations or certificates of officers and directors of the Registrant.

     Based upon the foregoing, we are of the following opinion:

    1.  	The Registrant has been duly incorporated and is validly existing as a corporation under the laws of the State of Illinois.

    2.  	The Shares to be sold pursuant to the Registration Statement have been duly authorized and the 882,010 shares already outstanding are, and the remaining Shares, when issued and delivered as contemplated under the relevant warrants, options, and Preferred Stock, will be, validly issued and outstanding, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to the use of this opinion as an exhibit to applications to the securities commissioners of various states of the United States for registration therein of various aggregate amounts of the Shares.

                                      Very truly yours,

                                      MOSS & BARNETT,
                                      A PROFESSIONAL ASSOCIATION

                                      /s/Janna R. Severance

                                      By Janna R. Severance